Exhibit 1.09

Information
Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

RS Components Implements CDC Software’s Pivotal CRM Application in China and Throughout its
Asia Pacific Operations

BEIJING – Mar. 21, 2007— CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, announced today that RS Components Hong Kong, part of Electrocomponents PLC, has selected the Pivotal suite of CRM applications for its 14 offices throughout the Asia Pacific area, including its seven offices in China.

RS will be using Pivotal CRM to manage and track customer services including: contact and activity management; telesales and sales account planning; account territory alignments and scorecard tracking; as well as tracking visits to customers and prospects. The company will also be marketing and distributing its trade catalogues and comparing customers and prospects data to their customer marketing management lifecycle data using the Pivotal application. The Pivotal CRM application easily allows for bi-directional integration of contacts between Pivotal and the legacy ERP system used by RS Components.

Established in 1937, RS is committed to providing a part for every job, from research and development through pre-production to maintenance and repair, supplying more than 300,000 products to 24 countries and exports to an additional 160 countries worldwide. RS has been operating in China since 1999, working with leading international suppliers and local products to provide the widest stock offering in China that includes a wide array of parts from electronic components, electrical, mechanical, tools and consumer products.

“The RS business model is extremely customer-centric,” said Richard Huxley, Asia Pacific Regional Manager, RS Components. “We offer our customers in China unrivalled choice, support and reliability with the widest stock offering available in China, a strong local sales and marketing force of more than 250 people, and two state-of-the art call centres with technical support. Using Pivotal CRM helps us to help our customers run world-class operations.

“Pivotal not only provides companies, such as RS Components, with the capability to be customer-centric market leaders, it also provides the tools needed to remain at the forefront—today, tomorrow, and in the years ahead,” said Edmund Lau, vice president, Greater China. “And our local expertise in China and global experience and resources help companies like RS Components implement best practices and deliver superior products and services to its customers.”

About Pivotal CRM
Pivotal CRM helps organizations create superior customer experiences and offers rich functionality, a highly flexible application platform, a full customer relationship management application suite, and best-in-class customization abilities, all with a low total cost of ownership. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, partner management and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world. For more information about Pivotal CRM, please visit www.pivotal.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of the use of Pivotal CRM to increase visibility of operational performance, streamline processes, capitalize on market opportunity, manage growth and improve margins. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the financial services, homebuilding, healthcare, manufacturing and business services industries; the continued ability of Pivotal to address industry-specific requirements; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow customers to compete more effectively and changes in the type of information required to compete in the respective industries. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.